UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 21, 2015

FLEETMATICS GROUP PLC

(Exact name of registrant as specified in its charter)

Ireland	001-35678	27-3112485
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Block C, Cookstown Court Belgard Road Tallaght Dublin 24 Ireland
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +353 (1) 413 1250

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 21, 2015, Fleetmatics Group PLC and its subsidiaries Fleetmatics USA, LLC and Fleetmatics Development Limited, as borrowers (the “Company”) have entered into a Credit Agreement with Citibank, N.A., as administrative agent, and the lenders party thereto, for a senior, first-priority secured financing comprised of revolving loans, letters of credit and swing line loans in a total maximum amount of $125,000,000 (the “Credit Facility’).

The Credit Facility consists of a five-year multi-currency revolving credit facility in a dollar amount of up to $125,000,000 which includes a sublimit of $5,000,000 million for letters of credit and a $10,000,000 million swing line facility. The Credit Facility also includes an accordion feature that will allow the Company to increase the Credit Facility by a total of up to $75,000,000, subject to securing additional commitments from existing lenders or new lending institutions. The Company will use the net proceeds of borrowings under the Credit Facility to repay the $23,750,000 outstanding under the Company’s previously existing revolving credit facility with Wells Fargo Capital Finance, LLC and for working capital and other general corporate purposes.

At the Company’s election, loans made under the Credit Facility bear interest at either (1) a rate per annum equal to (a) the highest of the Administrative Agent’s prime rate, or 0.5% in excess of the Federal Funds Effective Rate or 2.0% in excess of one-month LIBOR (the “Base Rate”), plus an applicable margin, or (2) the one-, two-, three-, or six-month per annum LIBOR for deposits in U.S. dollars, plus an applicable margin. The applicable margin for the revolving loans depends on the Company leverage ratio and varies from 0.5% to 1.25%, in the case of Base Rate loans, and from 1.50% to 2.25%, in the case of LIBOR loans. Swing line loans bear interest at the Base Rate.

Commitment fees on the average daily unused portion of the Credit Facility (excluding swing line loans) are payable at rates per annum ranging from 0.2% to 0.3%, depending the Company’s leverage ratio.

Borrowings under the Credit Facility are secured by the capital stock or other equity interests of the borrowers, (other than Fleetmatics Group PLC) and substantially all of Fleetmatics Group PLC’s material foreign and domestic subsidiaries and are guaranteed by substantially all of the borrowers’ existing subsidiaries and future material subsidiaries.

The Credit Facility contains certain customary financial, affirmative and negative covenants including a maximum leverage ratio and minimum interest coverage ratio and negative covenants that limit or restrict, among other things, dividends, secured indebtedness, mergers and fundamental changes, asset dispositions and sales, investments and acquisitions, liens and encumbrances, transactions with affiliates, and other matters customarily restricted in such agreements.

Amounts borrowed under the Credit Facility may be repaid and, subject to customary terms and conditions, reborrowed at any time during and up to the maturity date. Any outstanding balance under the Credit Facility is due and payable no later than January 21, 2020.

The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the credit agreement evidencing the Credit Facility, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

99.1	Credit Agreement, dated as of January 21, 2015, by and among Fleetmatics Group Public Limited Company, Fleetmatics USA, LLC, and Fleetmatics Development Limited, as borrowers, Citibank, N.A., as administrative agent, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FLEETMATICS GROUP PLC

Date: January 22, 2015	By:	/s/ Stephen Lifshatz
	Name:	Stephen Lifshatz
	Title:	Chief Financial Officer Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)